JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd.

Amendment to

Investment Advisory Agreement

Between JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd. and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd., an exempt company organized under the Companies law of the Cayman Islands (the “Company”), and a wholly-owned subsidiary of JNL/AllianceBernstein Dynamic Asset Allocation Fund, a series of the JNL Series Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended; and Jackson National Asset Management, LLC, a Michigan limited liability company (“Adviser”).

Whereas, the Company and the Adviser entered into an Investment Advisory Agreement effective as of the 28th day of April 2014 (“Agreement”), whereby the Adviser agreed to provide certain investment advisory services to the Company.

Whereas, the parties have agreed to amend the following section of the Agreement:

Section 8. “Duration and Termination”

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

Delete Section 8. “Duration and Termination” in its entirety, and replace it with the following:

8. Duration and Termination

This Agreement will become effective as to the Company upon execution or, if later, the date that initial capital for the Company is first provided to it, and unless sooner terminated as provided herein, will continue in effect through September 30, 2015.  Thereafter, if not terminated, this Agreement shall continue in effect through September 30th of each successive year following the initial two year period, provided that such continuation is specifically approved at least annually by the Board.  Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, on sixty (60) days’ written notice by the Adviser.  This Agreement will immediately terminate in the event of its assignment.  Sections 9 and 10 herein shall survive the termination of this Agreement.

In Witness Whereof, the Adviser and the Trust have caused this Amendment to be executed as of this 30th day of June 2014, effective June 4, 2014.

JNL/AllianceBernstein Dynamic Asset Allocation Fund Ltd.
Attest:
/s/Kristen K. Leeman	By:	/s/Kelly L. Crosser
Kelly L. Crosser
	Title:	Assistant Secretary

Jackson National Asset Management, LLC
Attest:
/s/Kristen K. Leeman	By:	/s/Mark D. Nerud
Mark D. Nerud
	Title:	President and Chief Executive Officer